Exhibit 3.17

Rules of Procedure for the Management / Geschäftsordnung für die Geschäftsführung

Im Falle von Abweichungen zwischen der englischen und der deutschen

Fassung ist die deutsche Fassung maßgeblich.

In case of discrepancies between the English and the German version, the

German version shall prevail.

English Version	Deutsche Version

Preamble	Präambel

The shareholders’ meeting of Fossil (Europe) GmbH (hereinafter also: the “Company”), having its registered office in Grabenstätt, registered in the commercial register at the Local Court of Traunstein under HRB 8076, has by shareholder resolution dated on or around the date hereof adopted the following rules of procedure:	Die Gesellschafterversammlung der Fossil (Europe) GmbH (nachfolgend auch: die „Gesellschaft“), mit dem Sitz in Grabenstätt, eingetragen im Handelsregister beim Amtsgericht Traunstein unter HRB 8076, hat durch Gesellschafterbeschluss, erlassen an oder um das Datum dieser Geschäftsordnung herum, die nachfolgende Geschäftsordnung erlassen:

§ 1 General Principles of Management	§ 1 Allgemeine Grundsätze der Geschäftsführung

1.1 The managing director(s) (hereinafter collectively: the “Managing Directors”) shall conduct the business of the Company with the diligence of a prudent and conscientious business manager in accordance with the laws, the articles of association, these rules of procedure, these Rules of Procedure, the shareholder resolutions and their contract for services. The Managing Directors are furthermore obliged to comply with the current Authority to Commit Policy (ATC) of the Fossil Group.	1.1 Der oder die Geschäftsführer (im Folgenden einheitlich: „die Geschäftsführer“) führen die Geschäfte der Gesellschaft unter Beachtung der Sorgfalt eines ordentlichen und gewissenhaften Geschäftsleiters nach Maßgabe der Gesetze, des Gesellschaftsvertrages, dieser Geschäftsordnung, eines eventuellen Geschäftsverteilungsplanes, der Beschlüsse der Gesellschafter sowie ihrer Dienstverträge. Die Geschäftsführer sind zudem verpflichtet, die jeweils aktuelle

Authority to Commit Policy (ATC) der Fossil Gruppe einzuhalten.

1.2 The managing directors are obliged to collaborate in good faith with the other corporate bodies and the staff in managing the affairs of the Company for the benefit of the Company.	1.2. Die Geschäftsführer sind verpflichtet, bei der Führung der Geschäfte der Gesellschaft mit den übrigen Unternehmensorganen und der Belegschaft vertrauensvoll zum Wohle der Gesellschaft zusammenzuarbeiten.

§ 2 Allocation of Responsibilities and Overall Responsibility	§ 2 Geschäftsverteilung und Gesamtverantwortung

2.1 The Managing Directors shall each bear full operational responsibility for the areas and tasks assigned to them as well as for the decisions and measures taken. At the same time, the Managing Directors, notwithstanding the allocation of responsibilities under the plan, assume joint responsibility for the overall management of the Company. As part of this overall responsibility, the Managing Directors shall cooperate collegially and in trust for the benefit of the Company and are obliged to monitor each other within the scope of their possibilities and in exercising their rights to information.	2.1. Die Geschäftsführer tragen jeweils die volle Handlungsverantwortung für die ihnen jeweils zugewiesenen Bereiche und Aufgaben, sowie für die übernommenen Entscheidungen und Maßnahmen. Zugleich übernehmen die Geschäftsführer ungeachtet der Zuständigkeitsregelung des Geschäftsverteilungsplanes gemeinsam die Verantwortung für die gesamte Geschäftsführung der Gesellschaft. Im Rahmen dieser Gesamtverantwortung haben die Geschäftsführer kollegial und vertrauensvoll zum Wohle der Gesellschaft zusammenzuarbeiten und sind zur gegenseitigen Überwachung im Rahmen ihrer Möglichkeiten und in Ausübung ihrer Informationsrechte verpflichtet.

2.2 The business areas of the Managing Directors result from the allocation of responsibilities plan, which is attached to these Rules of Procedure as an annex and can be amended at any time by a shareholders’ meeting. Each Managing Director (e.g. Managing Director 1, Managing Director 2, Managing Director 3) manages	2.2. Die Geschäftsbereiche der Geschäftsführer ergeben sich aus dem Geschäftsverteilungsplan, der dieser Geschäftsordnung als Anlage beigefügt ist und von der Gesellschafterversammlung jederzeit wieder geändert werden kann. Jeder Geschäftsführer (z.B. Geschäftsführer 1, Geschäftsführer

the business area assigned to him/her in his/her own responsibility and is authorized to manage such area, unless otherwise provided for in the following provisions. If disagreements arise between individual Managing Directors regarding the delineation of the business areas, this shall be submitted to the management of the shareholder for decision. The specific assignment of natural persons to the positions of Managing Director 1, 2 and 3 shall be made by resolution of the Managing Directors, unless the shareholders’ meeting has passed an explicit resolution in this regard. Amendments to the schedule of responsibilities may, unless determined by the shareholders’ meeting, also be made by resolution of the Managing Directors.	2, Geschäftsführer 3) leitet den ihm durch den Geschäftsverteilungsplan zugewiesenen Geschäftsführungsbereich in eigener Verantwortung und ist insoweit geschäftsführungsbefugt, soweit sich nicht aus den nachstehenden Vorschriften ein anderes ergibt. Bestehen zwischen einzelnen Geschäftsführern Meinungsverschiedenheiten über die Abgrenzung der Geschäftsbereiche, so ist dies der Geschäftsleitung der Gesellschafterin zur Entscheidung vorzulegen. Die konkrete Zuweisung der natürlichen Personen zu den Positionen Geschäftsführer 1, 2 und 3 erfolgt durch Beschluss der Geschäftsführer, sofern die Gesellschafterversammlung hierzu keinen ausdrücklichen Beschluss fasst. Änderungen des Geschäftsverteilungsplans können, soweit nicht durch die Gesellschafterversammlung bestimmt, auch durch Geschäftsführerbeschluss erfolgen.

2.3 The Company shall be managed under the four-eyes principle. The Managing Directors and department heads shall therefore only be authorized to sign together with another Managing Director or an authorized signatory. The respective department head assumes the main responsibility for the content. The other signing Managing Director or authorized officer confirms with the second signature that he/she has reviewed the matter within the scope of his/her possibilities and the provisions of these rules of procedure. If the management consists of only one Managing	2.3. Die Gesellschaft wird durch ein Vier-Augen-Prinzip geführt. Die Geschäftsführer und Ressortleiter sind demgemäß nur zusammen mit einem weiteren Geschäftsführer oder Handlungsbevollmächtigten zeichnungsbefugt. Hierbei übernimmt der jeweilige Ressortleiter die inhaltliche Hauptverantwortung. Der andere, zeichnende Geschäftsführer oder Prokurist bestätigt mit der Zweitunterschrift, die Angelegenheit im Rahmen seiner Möglichkeiten und den Bestimmungen dieser Geschäftsordnung kontrolliert zu haben. Besteht die

Director, the four-eyes principle shall not apply; the sole Managing Director shall have sole power of representation and full responsibility for all decisions.

2.4 The responsibility of a Managing Director for a business area does not affect the overall responsibility of the Managing Directors. Irrespective of their area of responsibility, all Managing Directors shall continuously monitor all data and matters that are decisive for the situation and the business development of the Company in order to be able at any time to work towards the avoidance of impending disadvantages, the realization of business opportunities, the implementation of desirable improvements or appropriate changes by calling upon the overall management.

2.5 Insofar as measures and transactions of one business area also affect one or more other business areas, the Managing Director must first coordinate with the other participating Managing Director(s). If the Managing Directors cannot agree on a management measure, a prompt, if necessary also telephone, coordination with the management of the shareholder shall take place, unless an immediate measure is required at the Managing Director’s due discretion to avoid imminent disadvantages for the Company. The shareholders’ meeting shall be informed of such

Geschäftsführung jedoch aus nur einem Geschäftsführer, so entfällt das Vier-Augen-Prinzip; der alleinige Geschäftsführer ist alleinvertretungsberechtigt und übernimmt die volle Verantwortung für sämtliche Entscheidungen.

2.4. Die Geschäftsbereichszuständigkeit eines Geschäftsführers berührt die Gesamtverantwortung der Geschäftsführer nicht. Unbeschadet ihrer Geschäftsbereichszuständigkeit werden alle Geschäftsführer alle für die Lage und der für den Geschäftsverlauf der Gesellschaft entscheidenden Daten und Angelegenheiten laufend verfolgen, um jederzeit auf die Abwendung drohender Nachteile, auf die Wahrnehmung geschäftlicher Chancen, auf die Vornahme wünschenswerter Verbesserungen oder zweckmäßiger Änderungen durch Anrufung der Gesamtgeschäftsführung hinwirken zu können.

2.5. Soweit Maßnahmen und Geschäfte eines Geschäftsbereichs zugleich einen oder mehrere andere Geschäftsbereiche betreffen, muss sich der Geschäftsführer zuvor mit dem/den anderen beteiligten Geschäftsführer(n) abstimmen. Können die Geschäftsführer sich über eine Geschäftsführungsmaßnahme nicht einigen, so hat kurzfristig eine ggf. auch telefonische Abstimmung mit der Geschäftsleitung der Gesellschafterin zu erfolgen, soweit nicht eine sofortige Maßnahme nach pflichtgemäßem Ermessen zur independent action at the latest at the next meeting. Each Managing Director must also submit matters of his/her business area to the other Managing Directors if they are of particular importance, in particular if they involve extraordinary effects or risks.

2.6 The Managing Directors shall continuously inform each other about important measures and developments in their business areas. Each Managing Director is obliged, if he/she has concerns about measures from another business area, to obtain a resolution of the shareholders’ meeting if the concerns cannot be resolved through discussion with the other Managing Director. The measure shall then be suspended until the shareholders’ meeting has made a decision.

2.7 The shareholders’ meeting may determine matters by resolution which the management as a whole may decide.

2.8 If the management consists of fewer or more than three Managing Directors, the Managing Directors shall determine the allocation of responsibilities by resolution. If the management consists of only one Managing Director, he/she shall assume responsibility for all duties.

Vermeidung drohender Nachteile für die Gesellschaft erforderlich ist. Über ein solches selbständiges Handeln ist die Gesellschafterversammlung spätestens in der nächsten Sitzung zu unterrichten. Jeder Geschäftsführer muss Angelegenheiten seines Geschäftsbereichs ferner den übrigen Geschäftsführern vorlegen, wenn sie von besonderer Bedeutung, insbesondere mit außergewöhnlichen Auswirkungen oder Risiken behaftet ist.

2.6. Die Geschäftsführer unterrichten sich gegenseitig laufend über wichtige Maßnahmen und Vorgänge in ihren Geschäftsbereichen. Jeder Geschäftsführer ist verpflichtet, bei Bedenken gegen Maßnahmen aus einem anderen Geschäftsbereich eine Beschlussfassung der Gesellschafterversammlung herbeizuführen, wenn die Bedenken nicht durch eine Aussprache mit dem anderen Geschäftsführer behoben werden konnten. Die Maßnahme hat dann zu unterbleiben, bis die Gesellschafterversammlung eine Entscheidung herbeigeführt hat.

2.7. Die Gesellschafterversammlung kann Gegenstände durch Beschluss bestimmen, welche die Geschäftsführung in ihrer Gesamtheit entscheiden darf.

2.8. Besteht die Geschäftsführung aus weniger oder mehr als drei Geschäftsführern, so legen die Geschäftsführer die Geschäftsbereichszuständigkeiten durch Geschäftsführerbeschluss fest. Besteht die Geschäftsführung aus nur einem Geschäftsführer, so übernimmt dieser die Verantwortung für sämtliche Zuständigkeiten.

§ 3 Corporate Planning and Reporting to the Shareholders’ Meeting

3.1 The obligation to corporate planning and to reporting to the shareholders’ meeting shall be borne jointly by the Managing Directors. If the shareholders’ meeting has appointed a chairman of the management, he shall be responsible for coordination.

3.2 The Managing Directors shall submit the corporate planning (in particular profit and loss, financial, investment and personnel planning) for the following financial year, broken down by month, for the Company and its subsidiaries and affiliated companies to the shareholders’ meeting for approval in the last quarter of each financial year. The shareholders’ meeting may issue instructions on the preparation, in particular on the content of the corporate planning.

§ 3 Unternehmensplanung und Berichterstattung an die Gesellschafterversammlung

3.1. Die Verpflichtung zur Unternehmensplanung und zur Berichterstattung an die Gesellschafterversammlung obliegt den Geschäftsführern gemeinschaftlich. Ist von der Gesellschafterversammlung ein Vorsitzender der Geschäftsführung bestimmt, obliegt ihm die Federführung.

3.2. Die Geschäftsführer haben der Gesellschafterversammlung jeweils im letzten Quartal eines Geschäftsjahres die Unternehmensplanung (insbesondere Gewinn- und Verlust- , Finanz-, Investitions- und Personalplanung) für das folgende Geschäftsjahr, jeweils in monatlicher Aufgliederung, für die Gesellschaft und ihre einzelnen Tochter- und Beteiligungsgesellschaften zur Zustimmung vorzulegen. Die Gesellschafterversammlung kann dabei Weisungen zur Aufstellung, insbesondere zum Inhalt der Unternehmensplanung erteilen.

3.3 The Managing Directors shall inform the shareholders’ meeting quarterly, unless immediate reporting is required in individual cases due to urgency or particular importance, comprehensively on all issues relevant to the Company and its subsidiaries and affiliated companies with regard to corporate planning, business development, economic situation and profitability. In reporting, the Managing Directors shall address deviations of the actual development from the corporate planning and from previously reported targets, stating reasons. The Managing Directors shall in particular inform the shareholders’ meeting about the risks arising in connection with the implementation of the corporate planning as well as about the results of the internal control systems to be established, which are to ensure in particular that no assets are used without authorization and that the financial information is reliable. Reports shall generally be submitted in writing, unless oral reporting is necessary in individual cases due to urgency.

3.4 The shareholders’ meeting may at any time request information from any Managing Director on all matters of the Company and its subsidiaries and affiliated companies.

3.3. Die Geschäftsführer haben der Gesellschafterversammlung vierteljährlich, wenn nicht im Einzelfall wegen der Dringlichkeit oder besonderen Gewichtigkeit eine sofortige Unterrichtung erforderlich ist, umfassend über alle für die Gesellschaft und ihre einzelnen Tochter-und Beteiligungsgesellschaften relevanten Fragen der Unternehmensplanung, der Geschäftsentwicklung, der wirtschaftlichen Lage und der Rentabilität zu informieren. Bei der Berichterstattung haben die Geschäftsführer auf Abweichungen der tatsächlichen Entwicklung von der Unternehmensplanung und von früher berichteten Zielen unter Aufgabe von Gründen einzugehen. Die Geschäftsführer haben der Gesellschafterversammlung insbesondere über die Risiken, die im Zusammenhang mit der Umsetzung der Unternehmensplanung erwachsen, zu informieren sowie über die Ergebnisse der einzurichtenden internen Kontrollsysteme, die insbesondere sicherstellen sollen, dass keine Vermögensgegenstände unbefugt benutzt werden und die finanziellen Informationen verlässlich sind. Die Berichte sind grundsätzlich schriftlich vorzulegen, wenn nicht im Einzelfall wegen der Dringlichkeit mündliche Berichterstattung geboten ist.

3.4. Die Gesellschafterversammlung kann von jedem Geschäftsführer jederzeit Auskunft über alle Angelegenheiten der Gesellschaft und ihrer Tochter- und Beteiligungsgesellschaften verlangen.

§ 4 Transactions Requiring Consent	§ 4 Zustimmungsbedürftige Geschäfte

4.1 The annual planning and significant amendments to such plan require the consent of the shareholders’ meeting.	4.1. Der Zustimmung der Gesellschafterversammlung bedürfen die Jahresplanung sowie die wesentlichen Änderungen eines solchen Plans.

4.2 The Managing Directors must also comply with the current Authority to Commit Policy (ATC) of the Fossil Group and may in particular not exceed the material and value limits specified therein.	4.2. Die Geschäftsführer haben des Weiteren die jeweils aktuelle Authority to Commit Policy (ATC) der Fossil Gruppe einzuhalten und dürfen insbesondere die dortigen Sach- und Wertgrenzen nicht überschreiten.

§ 5 Duration	§ 5 Geltungsdauer

5.1 These rules of procedure apply for an indefinite period until expressly revoked or amended by resolution of the shareholders’ meeting.

5.2 The shareholders’ meeting may at any time revoke, amend or supplement these rules of procedure. Any amendment to these rules of procedure requires a resolution of the shareholders’ meeting.

5.3 Insofar as the managing directors’ contracts, shareholders’ resolutions or other law conflict with these rules of procedure, the Managing Directors undertake to present this to the shareholders’ meeting immediately.

5.1. Diese Geschäftsordnung gilt auf unbestimmte Zeit bis zu einem ausdrücklichen Widerruf oder einer ausdrückliche Abänderung durch Beschluss der Gesellschafterversammlung.

5.2. Die Gesellschafterversammlung kann diese Geschäftsordnung jederzeit aufheben, ändern oder ergänzen. Änderungen dieser Geschäftsordnung bedürfen in jedem Fall eines Beschlusses der Gesellschafterversammlung.

5.3. Soweit die Geschäftsführerverträge, Gesellschafterbeschlüsse oder sonstiges Recht dieser Geschäftsordnung entgegenstehen, verpflichten sich die Geschäftsführer, dies der Gesellschafterversammlung umgehend vorzulegen.

These rules of procedure do not constitute a restriction of the rights of the Managing Directors under their respective employment contracts.	Diese Geschäftsordnung stellt keine Beschränkung der Rechte der Geschäftsführer aus ihren jeweiligen Anstellungsverträgen dar.

1 September 2025

Fossil Europe B.V.

/s/ Sharon Dean	/s/ Maurice Hendrix
Sharon Dean	Maurice Hendrix

Annex (Allocation of Responsibilities):	Anlage (Aufteilung der Geschäftsbereiche):

- Managing Director 1: Responsible for foreign markets (“Disti”), including customs, export, etc., with the exception of franchise stores in foreign markets managed from Basel.	- Geschäftsführer 1: Verantwortlich für Auslandsmärkte (“Disti”), einschließlich Zoll, Warenausfuhr etc., mit Ausnahme der von Basel betreuten Franchise Stores.

- Managing Director 2: Responsible for direct business (Fossil Stores, full price, outlets) as well as the sales channels in Germany managed by Fossil Group Europe GmbH (liquidation, boutiques, eCom).

- Managing Director 3: Responsible for the wholesale business in Germany.

*These responsibilities apply accordingly to successors and may be adjusted by resolution of the Managing Directors or the shareholders’ meeting.*

- Geschäftsführer 2: Verantwortlich für das Direktgeschäft (Fossil Stores, Fullprice, Outlets) sowie die Vertriebslinien in Deutschland, die durch die Fossil Group Europe GmbH gesteuert werden (Liquidation, Boutiquen, eCom).

- Geschäftsführer 3: Verantwortlich für das Großhandelsgeschäft in Deutschland.

*Diese Zuständigkeiten gelten entsprechend für Nachfolger/innen und können durch Geschäftsführerbeschluss oder Beschluss der Gesellschafterversammlung angepasst werden.*